Exhibit No. 10.8
Form 10-KSB/A
Signet International Holdings, Inc.
File No.  000-51185

LETTER OF AGREEMENT TO PURCHASE

April 13, 2007

Robert Freeman, President
Freehawk Productions, Inc.
11985 Southern Boulevard, Suite #104
Royal Palm Beach, FL  33411

Dear Mr. Freeman:

This letter sets forth our Agreement {"Agreement") between Robert Freeman, President FREEHAWK PRODUCTIONS, INC. hereinafter, (the "Freehawk") and SIGNET INTERNATIONAL HOLDINGS, INC. ("Signet") with respect to thirty one-half hour screenplays entitled" Border Patrol" (the Property).

Signet is desirous of purchasing the property and has agreed to compensate Freehawk as delineated in item

1.  Purchase Price & Terms

Freehawk agrees to deliver the property to Signet according to Signet's time table however delivery will be no earlier than three months and no later than eighteen months from the date of execution of this agreement, unless Signet requests an accelerated or extended time table with reasonable notification.

PURCHASE PRICE: The agreed purchase price for the total 30 one half-hour ready to air shows is $750,000.00. This price includes all of the rights, title and privileges of and to the properties and any and all ancillaries that may accrue to Signet as defined in Paragraph 2 entitled Rights Granted.

PAYMENT TERMS & CONDITIONS: Payment- 20,000 shares of Signet Common Stock will be issued to Freehawk and delivered from Signet's Transfer Agent upon Signet’s authorization and $25,000.00 cash payable anytime before April 14, 2009.

2.  Rights Granted

Freehawk hereby sells to Signet outright, exclusively and in perpetuity, all right, title, and interest of any kind or nature whatsoever, whether now or hereafter known or existing in all languages, throughout the universe in and to the property (the Rights").  The Rights shall include, without limitation, all motion programs, television and allied rights in and to the Property including, without limitation, music, live action, animation, remake, sequel, prequel, series, digital television and video cassette and/or video laser disc recording, sound track, media rights, merchandising, and commercial tie-up rights in and to the Property and any and all rights there from or ancillary thereto and the exclusive right to exploit any and/or all such rights as Signet may choose in its sole discretion in any and/or all media now or hereafter known or devised in perpetuity, throughout the universe.

3.  Representations and Warranties

Freehawk warrants and represents that all ideas, creations, material, and intellectual properties furnished by Freehawk herein are and will be Freehawk's own and original creation.  Freehawk warrants and represents that Freehawk has the sole and exclusive right and authority to enter into and fully perform this agreement and to grant exclusively to Signet the Rights granted herein.

4.  Indemnities

Freehawk shall defend, indemnify and save harmless Signet, it's successors, and assigns, and any officers, directors, employees/ agents and/or representatives of any of the foregoing, from and against any and all claims and expenses (including without limitation reasonable legal fees and expenses) incurred by any of them by reason of the breach or alleged breach of any warranty undertaking, representation and/or agreement made by or entered into herein by Freehawk hereunder.

5.  Signet’s Control
Freehawk acknowledges the right of Signet to make any changes to the Property in the preparation and exploitation of any productions based on the property, and in this connection Freehawk acknowledges and agrees that Freehawk will not have any right of approval or consultation with respect to any such changes or with respect to any element of any production produced hereunder.

6.  Assignment

All Rights and privileges granted to Signet hereunder and all representations and warranties made by Freehawk hereunder shall inure not only to Signet's benefit, but also to the benefit of all persons who may hereafter lawfully acquire any right to produce, sell, license, transmit, exhibit, advertise and/or exploit in any way the Rights granted hereunder, it being expressly agreed that any production hereunder may be produced, released, sold and/or distributed under any company or trade name, brand producing mark, or trademark desired by Signet, its licensees, successors and assigns.

7.  No Injunctive Relief

Freehawk's sole and exclusive remedy for any breach of this Agreement shall be limited to an action for damages at law and under no circumstances shall Freehawk be entitled to equitable relief or to restrain or enjoin the distribution of any Programs hereunder or other exploitation of any of the Rights granted to Signet hereunder.

8.  Notices

Notices to Signet shall be sent to:

Ernest W. Letiziano, President
Signet International Holdings, Inc.
205 Worth Avenue, Suite 316
Palm Beach, FL 33480
561-832-2000

Notices to Freehawk shall be sent to:

Robert Freeman, President
Freehawk Productions, Inc.
11985 Southern Blvd., Suite 104
Royal Palm Beach, FL 33411
561-719-9573

All payments and notices hereunder shall be given to Freehawk and Signet by first class mail, registered or certified, return receipt requested, or by personal delivery, Fax, Federal Express or the like, at their respective addresses set forth, or to such other address as either party shall specify in writing.

9.  Rights of Action

Rights of action with respect to breach of promises, covenants, warranties and/or representations by either party to this agreement made or committed during its effective term shall survive the expiration of this agreement an shall inure to and for the benefit of any successors and assigns of either party to this agreement.

10.  Choice of Law

This agreement is executed in and shall be construed in accordance to the laws of the State of Florida.  The parties agree that venue for any action in relation to this agreement shall be in the State of Florida.

11.  Entire Agreement

This constitutes the sole and entire agreement and understanding between FREEHAWK AND SIGNET with respect to the subject matter discussed herein.

All terms contained in this letter Agreement which are not specifically defined herein are intended to be defined in accordance with the customary definitions of such terms in the United States Motion Programs and Television industries.

This letter Agreement shall constitute a complete and mutually binding Agreement that can not be modified except by a writing signed by all of the parties. Please indicate your acceptance of this letter Agreement by signing in the space provided for herein below.

AGREED TO AND ACCEPTED BY:

For FREEHAWK PRODUCTIONS, INC.

/s/ Robert Freeman	April 7, 2007
Robert Freeman	Date
President

/s/ illegible
Witness

For SIGNET INTERNATIONAL HOLDINGS, INC.

/s/ Ernest W. Letiziano	April 13, 2007
Ernest W. Letiziano	Date
President

/s/ illegible
Witness